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                                                                   Exhibit 10.21

                             THINK New Ideas, Inc.
                              45 West 36th Street
                             New York, N.Y. 10018


October __, 1996


Mr. Mel Epstein
1 Continental Road
Morris Plains, N.J. 07950

Dear Mel:

Re: Employment Letter
---------------------

This confirms our mutual understandings relative to your employment at THINK New Ideas, Inc. (the "Company").

 . Your title will be Chief Financial Officer of the corporation, with responsibilities and authority as appropriate to the position and as reasonably requested by the Board of Directors.

 . You will report directly to either the President and Chief Operating Officer
(COO) or the Chairman and Chief Executive Officer (CEO) of the Company, as designated by the Board of Directors.

 . Your salary will be no less than $180,000 per annum paid in accordance with the Company's usual payroll practices. This salary will be reviewed and reconsidered annually in conjunction with a performance review and critique.

 . You will be eligible to participate in the standard package of employee benefits available to other executives.

 . You will be eligible to participate in an incentive bonus plan, at the time that such program is made available to senior executives.

 . You will receive a monthly allowance toward a car leasing and maintenance expenses in the amount of $600.

 . You will be granted stock options to purchase 200,000 shares of Common Stock. It is understood that these options will be exercisable when vested; that they will vest in four equal increments over four years from the date of grant and they will be exercisable for five years from the date of grant. The exercise price will be equal to the price per share in an initial public offering.